Exhibit 10 (x)

REVOLVING CREDIT AGREEMENT

dated as of May 1, 2002

among

NDCHEALTH CORPORATION
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK
as Administrative Agent

BANK OF AMERICA, N.A.
as Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Documentation Agent

and

U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agent

SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS,
a division of SunTrust Capital Markets, Inc.
as Lead Arranger

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule 4.1	—	Qualified Jurisdictions
Schedule 4.14	—	Subsidiaries
Schedule 7.1	—	Existing Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments
Schedule 7.7	—	Transactions with Affiliates

Exhibits

Exhibit A	—	Revolving Credit Note
Exhibit B	—	Swingline Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Subsidiary Guarantee Agreement
Exhibit E	—	Form of Indemnity, Subrogation and Contribution Agreement

Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.5	—	Form of Notice of Swingline Borrowing
Exhibit 2.8	—	Form of Continuation/Conversion
Exhibit 3.1(b)(iv)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)	—	Form of Officer’s Certificate

iv

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2002, by and among NDCHEALTH CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), as Issuing Bank (the “Issuing Bank”), and as Swingline Lender (the “Swingline Lender”), BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”), and WACHOVIA BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION as Co-Documentation Agents (the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested (a) that the Lenders establish a $150,000,000 revolving credit facility, (b) that the Issuing Bank establish a $10,000,000 letter of credit subcommitment, and (c) that the Swingline Lender establish a $10,000,000 swingline subcommitment, all in favor of the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments as defined herein, are willing to severally establish the requested revolving credit facility, the letter of credit subcommitment and the swingline subcommitment for the benefit of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.1.    Definitions.    In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, limited liability company or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $150,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Subsidiary Threshold” means an amount equal to ninety percent (90%) of the total consolidated revenue or assets of the Borrower and its Subsidiaries for the most recent fiscal quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, with respect to all Revolving Loans outstanding on any date, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1 (c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level IV as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the delivery to the Administrative Agent of Borrower’s financial statements for the Fiscal Year ending May 31, 2002, pursuant to Section 5.1(a) hereof shall be at Level III as set forth on Schedule I.

“Applicable Percentage” shall mean, with respect to the commitment fee or the letter of credit fee, as the case may be, as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second day after which the Borrower is required to deliver the financial statements required by Section 5.1(a) or (b) and the compliance certificate required by Section 5.1 (c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for both the commitment fee and the letter of credit fee from the Closing Date until the delivery to the Administrative Agent of Borrower’s financial statements for the Fiscal Year ending May 31, 2002, pursuant to Section 5.1(a) hereof shall be at Level III as set forth on Schedule I.

“Applicable Pledge Amount” shall mean, in respect of the amount of Capital Stock of a First Tier Non-U.S. Operating Subsidiary to be pledged to the Administrative Agent, for the ratable benefit of the Lenders, Swingline Lender, Issuing Bank and Administrative Agent, pursuant to a Pledge Agreement, the lesser of (i) 65% of all outstanding Capital Stock of such Subsidiary, and (ii) the total amount of all outstanding capital Stock of such subsidiary owned by the Borrower and its other Subsidiaries.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor, of (i) any capital stock of any Subsidiary, or (ii) any other assets of the Borrower or any Subsidiary (other than inventory, obsolete or worn out assets, scrap, and Permitted Investments, in each case disposed of in the ordinary course of business), except sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $50,000.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any nonredeemable Capital Stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Carryover Amount” shall have the meaning set forth in Section 6.4.

“Cash Taxes” shall mean, for any period, Taxes relating to income paid by the Consolidated Companies during such period.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges; provided, however, that such non-cash charges shall be limited in amount to $10,000,000, determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated EBITR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, and (iii) Consolidated Lease Expense.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable during such period by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) with a term of one year or more determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the sum of (i) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness (other than obligations under Hedging Transactions) of the Borrower and its Subsidiaries as of such date (excluding Guarantees of any such Indebtedness to the extent such Indebtedness is already included in the calculation of Consolidated Total Debt).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Convertible Notes” shall mean the unsecured subordinated convertible notes in the principal amount of $143,750,000 issued by the Borrower to the Subordinated Noteholders on November 6, 1996 pursuant to the Indenture.

“Current CapEx” shall have the meaning set forth in Section 6.4.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Operating Subsidiary” shall mean an Operating Subsidiary organized under the laws of any State of the United States of America or the District of Columbia, or the federal laws of the United States of America.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 10.4), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.19(e).

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of January 31, 2001, among Borrower, the lenders party thereto, Bank One, N.A., as administrative agent, swing line lender, and letter of credit issuer, as the same has been amended and is in effect as of the Closing Date.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“First Tier Non-U.S. Operating Subsidiary” shall mean a Non-U.S. Operating Subsidiary, the majority of whose Capital Stock is owned by the Borrower and/or its Domestic Operating Subsidiaries.

“Fiscal Year” shall mean a fiscal year of the Borrower and its Subsidiaries; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “Fiscal Year 2000”) refers to the Fiscal Year ending during such calendar year.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITR for the four fiscal quarter period ending on such date to (b) Consolidated Fixed Charges for such four fiscal quarter period.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between such Person and any Lender or Affiliate of any Lender that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 150 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement dated May 1, 2002, substantially in the form of Exhibit E, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

“Indemnity, Subrogation and Contribution Agreement Supplement” shall mean each supplement substantially in the form of Annex I to Exhibit E executed and delivered by a Domestic Operating Subsidiary of the Borrower pursuant to Section 5.10.

“Indenture” means the trust indenture dated as of November 6, 1996, between National Data Corporation and The First National Bank of Chicago, as trustee, pursuant to which National Data Corporation issued its Convertible Subordinated Notes Due 2003 in an aggregate principal amount of $143,750,000.

“Information Memorandum” shall mean the Confidential Information Memorandum dated March 2002, relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i)  the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)  if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)  any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)  no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.24.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $10,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.24 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Pro Forma EBITDA, measured for the four fiscal quarter period ending on such date.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Telerate Screen (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Subsidiary Guarantee Agreements, the Pledge Agreements, LC Documents, the Indemnity and Contribution Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, the Subordination Agreement and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank the Swingline Lender and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations, of any one or more of the Borrower and the Subsidiaries individually or in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-U.S. Operating Subsidiary” shall mean any Operating Subsidiary of the Borrower other than a Domestic Operating Subsidiary.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b) hereof.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.6.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owing to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans and Letters of Credit, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Operating Subsidiary” shall mean any Subsidiary of the Borrower that owns or acquires assets, including without limitation, Capital Stock issued by any other Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean

(i)  Liens imposed by law for taxes or special assessments not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)  judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)  provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than hereunder.

“Permitted Investments” shall mean:

(i)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)  commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)  certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)  mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above or, without duplication, in U.S. dollar-denominated money market securities of domestic and foreign issuers rated in the highest category by at least two nationally recognized rating services or by one if only one rating service has rated a security, U.S. Government securities, repurchase agreements, and entering into reserve repurchase agreements; it being further understood that mutual fund investments in unrated securities shall also be permitted, if determined to be of equivalent quality to rated securities meeting the aforesaid conditions by Fidelity

Investments, FMR Corporation, Bank of America, N.A. or any similar, nationally recognized financial institution offering institutional money market funds.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean the pledge and security agreements made by the Borrower and/or its Subsidiaries pursuant to which the Applicable Pledge Amount of the Capital Stock of First Tier Non-U.S. Operating Subsidiaries is pledged to the Administrative Agent, for the ratable benefit of the Lenders, Swingline Lender, Issuing Bank, and Administrative Agent, creating and granting a first priority pledge and Lien thereon, as required by Sections 3.1 and 5.10, all in the form and substance satisfactory to the Administrative Agent.

“Pro Forma EBITDA” means, for any fiscal period of the Borrower, the sum of Consolidated EBITDA for such period plus, to the extent not already reflected in Consolidated EBITDA for such period, but without duplication, EBITDA for such period of any other Person or all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person acquired in an Acquisition during such period.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loan funded under such Commitment), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans of all Lenders funded under such Commitments), and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Loan) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Loans).

“Projections” shall mean the Borrower’s forecasted (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; all prepared on a combined basis and otherwise consistent with the historical financial statements of the Borrower, together with appropriate supporting details and a statement of underlying assumptions which are believed by the Borrower to be reasonable and fair in light of the current condition and past performance of the Borrower and to reflect a reasonable estimate of the projected balance sheets, results of operations, cash flows and other information presented therein.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 51% of the aggregate outstanding Revolving Loans and unused Revolving Commitments at such time or if the Lenders have no Revolving Loans outstanding, then Lenders holding more than 51% of the Commitments.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulations, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall mean (i) any dividend or other distribution on any Capital Stock of the Borrower (except dividends payable solely in its Capital Stock), or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any Capital Stock of the Borrower (except as acquired upon the conversion thereof into additional Capital Stock) or (b) any option, warrant or other right to acquire any Capital Stock of the Borrower.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) May 1, 2005, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise); provided, however, if by May 1, 2003, the obligations under the Convertible Notes have not been paid in full or if the Convertible Notes have not been amended such that they mature after May 1, 2005, then “Revolving Commitment Termination Date” shall mean the earliest of (i) May 1, 2003, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Revolving Credit Exposure” shall mean, for any Lender, the sum of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s.

“Single Subsidiary Threshold” shall mean an amount equal to (a) five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries, or (b) five percent (5%) of the consolidated total revenues or net income of the Borrower and its Subsidiaries for the most recent fiscal quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Specified CapEx” shall have the meaning set forth in Section 6.4.

“Subordinated Debt Documents” shall mean the Convertible Notes and any and all other instruments, agreements, documents and writings executed in connection with the Convertible Notes.

“Subordinated Noteholders” shall mean the holders of Convertible Notes from time to time.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean, collectively, the Subsidiaries of the Borrower that are parties to the Subsidiary Guarantee Agreement and each additional Domestic Operating Subsidiary of the Borrower that executes and delivers a Subsidiary Guarantee Supplement pursuant to Section 5.10.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, substantially in the form of Exhibit D, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantee Supplement” shall mean each supplement substantially in the form of Annex I to Exhibit D executed and delivered by a Domestic Operating Subsidiary of the Borrower pursuant to Section 5.10.

“Subsidiary Loan Party” shall mean (i) any Subsidiary Guarantor and (i) any First Tier Non-U.S. Operating Subsidiaries whose Capital Stock has been pledged to the Administrative Agent pursuant to a Pledge Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.6, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Swingline Lender and accepted by the Borrower. Borrower shall have no obligation to accept this rate and Swingline Lender shall have no obligation to provide it.

“Swingline Termination Date” shall mean the date that is 2 Business Days prior to the Revolving Commitment Termination Date.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Benefit” shall have the meaning set forth in Section 2.21(h).

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, as of any date, an amount equal to the current assets of the Consolidated Companies as of such date (excluding cash and cash equivalents), less the current liabilities of the Consolidated Companies as of such date (excluding current maturities of the Obligations), in each case, determined on a consolidated basis in accordance with GAAP.

SECTION 1.2.    Classifications of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “ Revolving Eurodollar Borrowing”).

SECTION 1.3.    Accounting Terms and Determination.    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.4.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

SECTION 2.1.    General Description of Facilities.    Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.24, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Obligations exceed at any time the Aggregate Revolving Commitments from time to time in effect.

SECTION 2.2.    Revolving Loans.    Subject to the terms and conditions set forth herein, including, but not limited to, Section 3.1 and 3.2, each Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.

SECTION 2.3.    Procedure for Revolving Borrowings.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00

a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.6 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

SECTION 2.4.    Swingline Commitment.    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time from the Closing Date to the Swingline Termination Date in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

SECTION 2.5.    [Reserved]

SECTION 2.6.    Procedure for Swingline Borrowing; Etc.    (a)  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 11:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate or any other interest rate as agreed between the Borrower and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(a)  The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.

(b)  If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(c)  Each Lender’s obligation to make a Loan pursuant to Section 2.6(b) or to purchase the participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

SECTION	2.7. Funding of Borrowings.

(a)  Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.6. The Administrative Agent will make such Loans available to the

Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)  Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) Business Days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)  All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

SECTION 2.8.    Interest Elections.

(a)  Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business

Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)  If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)  Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

SECTION 2.9.    Optional Reduction and Termination of Commitments.

(a)  Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Commitment Termination Date, except that the Swingline Commitment shall terminate on the Swingline Termination Date.

(b)  Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $100,000 and any larger multiple of $50,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

SECTION 2.10.    Repayment of Loans.

(a)  The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)  The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the Swingline Termination Date.

SECTION 2.11.    Evidence of Indebtedness.    (a)  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(a)  At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

SECTION 2.12.    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the

Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3 or in the case of a Swingline Loan pursuant to Section 2.6. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

SECTION 2.13.    Mandatory Prepayments.

(a)  If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Credit Commitments, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment of a Borrowing shall be applied ratably to the Revolving Base Rate Loans to the full extent thereof, and finally to Revolving Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Credit Commitments, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.24(g) hereof.

(b)  Immediately upon receipt by the Borrower of net proceeds of any sale or disposition by the Borrower of any of its assets (including condemnation proceeds) in excess of the amounts permitted under Section 7.6 herein, the Borrower shall prepay the Loans and deposit cash collateral for the LC Exposure in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with paragraph (d) below.

(c)  If the Borrower issues any debt securities for cash proceeds other than any debt securities issued in connection with a refinancing of Indebtedness permitted pursuant to Section 7.1, then, no later than the Business Day following the date of receipt of the cash proceeds thereof, the Borrower shall prepay the Loans and deposit cash collateral for the LC Exposure in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with paragraph (d) below.

(d)  Any prepayments made by the Borrower pursuant to paragraphs (a), (b) or (c) above shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all other fees (other than LC Fees) and reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective Pro Rata Shares of thereof; third, to interest and LC Fees then due and payable on Loans made to the Borrower and Letters of Credit issued for the account of Borrowers, pro rata to the Lenders based on their respective Pro Rata Shares thereof; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Pro Rata

Shares thereof; and fifth, to an account with the Administrative Agent in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders to hold as cash collateral for the LC Exposure, in an amount of up to 100% of the LC Exposure, such account to be administered in accordance with Section 2.24(g) hereof. The applicable Commitments shall be permanently reduced by the amount of any prepayments made pursuant to clauses fourth and fifth above, provided that, if and to the extent such prepayments are made from the proceeds of any debt securities issued in connection with additional Indebtedness created subsequent hereto which is then permitted to be incurred pursuant to Section 7.1(g), then, notwithstanding the foregoing, no such permanent reductions in the applicable Commitments shall be made upon such prepayments being made.

SECTION 2.14.    Interest on Loans.

(a)  The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)  The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time, plus the Applicable Margin in effect from time to time.

(c)  While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)  Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each February, May, August and November and on the Revolving Commitment Termination Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on each Swingline Loan shall be payable quarterly in arrears on the last day of each February, May, August and November and on the Swingline Termination Date, as the case may be. All Default Interest shall be payable on demand.

(e)  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error

SECTION 2.15.    Fees.

(a)  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

(b)  Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage (determined in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period; provided, that if such Lender continues to have any Revolving Credit Exposure after the Revolving Commitment Termination Date, then the commitment fee shall continue to accrue on the amount of such Lender’s unused Revolving Commitment from and after the Revolving Commitment Termination Date to the date that all of such Lender’s Revolving Credit Exposure has been paid in full. Accrued commitment fees shall be payable in arrears on the last day of each February, May, August and November of each year and on the Revolving Commitment Termination Date, commencing on the first such date after the Closing Date; provided further, that any commitment fees accruing after the Revolving Commitment Termination Date shall be payable on demand. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)  Letter of Credit Fees.    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Percentage then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d)  Payments.    Accrued fees shall be payable quarterly in arrears on the last day of each February, May, August and November, commencing on May 31, 2002 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety).

SECTION 2.16.    Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

SECTION 2.17.    Inability to Determine Interest Rates.    If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)  the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.18.    Illegality.    If any Change in Law shall make in unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

SECTION 2.19.    Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)  impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within fifteen Business Days after the date of such notice and demand, additional amount or amounts reasonably sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within fifteen (15) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such reasonable additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts reasonably necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 15 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

SECTION 2.20.    Funding Indemnity.    In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within fifteen (15) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefore (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

SECTION 2.21.    Taxes.

(a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law; provided, however, the Lenders and the Administrative Agent shall use their reasonable efforts to avoid the imposition of any such Other Taxes.

(c)  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within fifteen (15) Business Days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose) which such notice shall create in Borrower the right to replace such Lender pursuant to Section 2.23 hereof.

(f)  Each Lender agrees upon the request of the Borrower and at the Borrower’s expense to complete, accurately and in a manner reasonably satisfactory to the Borrower and the Administrative Agent, and to execute, arrange for any required certification of, and deliver to the Borrower (with a copy to the Administrative Agent) (or to such government or taxing authority as the Borrower or Administrative Agent reasonably directs), any other form or document that may be required under the laws of any jurisdiction outside the United States to allow the Borrower to make a payment under this Agreement or the other Loan Documents without any deduction or withholding for or on account of any taxes of the type described in Section 2.21 hereof or with any such deduction or withholding for or on account of such taxes at a reduced rate, in each case so long as such Lender is (i) legally entitled to provide such certification and deliver such form or document and (ii) such action is consistent with its overall tax policies and is not otherwise, in the judgment of such Lender, impractical or disadvantageous in any material respect to such Lender.

(g)  Notwithstanding any provision of Section 2.21 above to the contrary, the Borrower shall not have any obligations to pay any taxes or to indemnify any Lender for such taxes pursuant to this Section 2.21 to the extent that such taxes result from (i) the failure of any Lender to comply with its obligations pursuant to Section 2.21(f) or (ii) any representation made on Form 1001, 4224 or W-8 or successor applicable form or certification by any Lender incurring such taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) such Lender changing its Applicable Lending Office to a jurisdiction in which such taxes arise, except to the extent in the judgment of such Lender such change was required by the terms of this Agreement.

(h)  To the extent that the payment of any Lender’s Indemnified Taxes or Other Taxes by the Borrower hereunder gives rise from time to time to a Tax Benefit to such Lender in any jurisdiction other than the jurisdiction which imposed such Indemnified Taxes or Other Taxes, such Lender shall pay to the Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to the Borrower will be determined from time to time by the relevant Lender in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender to the Borrower within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the Borrower shall promptly, after notice thereof from such Lender, repay to such Lender the amount of such Tax Benefit previously paid to such Lender and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender’s income tax liability for the taxable period in question is reduced below what would have been payable had the Borrower not been required to pay such Lender’s taxes hereunder.

SECTION 2.22.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-of or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b), 2.24(d) or (e), 2.22(d), 2.7(b) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.23.    Mitigation of Obligations.    (a)  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

(b)  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.24.    Letters of Credit.

(a)  During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.24(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)  To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)  At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)  The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)  If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other

Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)  To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.24 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Default Rate.

(g)  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g), (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral in an interest bearing account (which account shall be chosen in the sole discretion of the Administrative Agent and at the Borrower’s risk and expense) for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits on such investments shall accumulate in such account for the benefit of the Borrower. Moneys in such account shall applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower with three Business Days after all Events of Default have been cured or waived.

(h)  Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)  The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)  Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

SECTION 3.1.    Conditions To Effectiveness.    The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey Capital Markets, Inc., as Lead Arranger.

(b)  The Administrative Agent (or its counsel) shall have received the following:

(i)  a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)  a duly executed Note payable to each Lender;

(iii)  a duly executed Subsidiary Guarantee Agreement and Indemnity and Contribution Agreement;

(iv)  the duly executed Pledge Agreement(s), if any, together with any and all certificates representing the Capital Stock pledged thereby, instruments of transfer and stock powers endorsed in blank, and Uniform Commercial Code financing statements in appropriate form with respect thereto;

(v)  evidence that the Borrower’s Existing Credit Agreement has been terminated, and all interest, fees and principal accrued thereunder through the Closing Date will be paid in full from the initial Revolving Loan;

(vi)  a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vii)  certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(viii)  the favorable written opinions of (A) Patricia Wilson, general counsel of the Loan Parties and (B) Alston & Bird LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, each covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(ix)  a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

(x)  duly executed Notices of Borrowing, if applicable;

(xi)  a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(xii)  certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired; and

(xiii)  certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) covering any of the tangible insurable property maintained by the Loan Parties;

(xiv) a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming the solvency of each Loan Party before and after giving effect to all transactions contemplated by the Loan Documents, together with the Projections of the Borrower as of the Closing Date;

(xv) copies of (A) the internally prepared quarterly financial statements of the Borrower and its subsidiaries on a consolidated basis for the fiscal quarter ending on March 1, 2002, (B) the audited consolidated financial statements for the Borrower and its subsidiaries for the Fiscal Years ending 1999, 2000 and 2001, including balance sheets income and cash flow statements audited by an independent public accountant of recognized national standing and prepared in conformity with GAAP, and (C) any such other financial information as Administrative Agent may request; and

(xvi) a certified copy of the Indenture pursuant to which the Convertible Notes were issued and any amendments, modifications or waivers related thereto.

(c) The Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

SECTION 3.2.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)  at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; and

(b)  all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except for changes expressly permitted herein and except to the extent such representations and warranties relate solely to an earlier date; and

(c)  since the date of the most recent financial statements of the Borrower described in Section 4.4 or Section 5.1, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

SECTION 3.3.    Delivery of Documents.    All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

SECTION 4.1.    Existence; Power.    The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) is duly qualified to transact business in every jurisdiction set forth on Schedule 4.1, and the failure of the Borrower to be so qualified in any other jurisdiction could not reasonably be expected to have or cause a Material Adverse Effect, and (iii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any such licenses, authorizations, consents and approvals could not reasonably be expected to have or cause a Material Adverse Effect.

SECTION 4.2.    Organizational Power; Authorization.    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 4.3.    Governmental Approvals; No Conflicts.    The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Loan Parties or any judgment or order of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of the Subsidiary Loan Parties or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiary Loan Parties and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiary Loan Parties except Liens (if any) created under the Loan Documents.

SECTION 4.4.    Financial Statements.    The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of May 31, 2001 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Arthur Andersen LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the March 1, 2002, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since May 31, 2001, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

SECTION 4.5.    Litigation and Environmental Matters.

(a)  Except for matters set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiary Loan Parties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)  Except for matters set forth on Schedule 4.5(b), neither the Borrower nor any of the Subsidiary Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 4.6.    Compliance with Laws and Agreements.    Except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Subsidiary Loan Party is in compliance with (a) all applicable laws, rules, regulations, judgments and orders of any Governmental Authority except where such compliance is being contested in good faith through appropriate proceedings, and (b) all indentures, agreements or other instruments binding upon it or its properties.

SECTION 4.7.    Investment Company Act, Etc.    Neither the Borrower nor any of the Subsidiary Loan Parties is (a) an “investment company”, or is “controlled” by an “investment company” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

SECTION 4.8.    Taxes.    The Borrower and the Subsidiary Loan Parties have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary Loan Party, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Borrower and the Subsidiary Loan Parties in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

SECTION 4.9.    Margin Regulations.    None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

SECTION 4.10.    ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 of the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 of the fair market value of the assets of all such underfunded Plans.

SECTION 4.11.    Ownership of Property.

(a)  Each of the Borrower and the Subsidiary Loan Parties has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business (except for any such failure that, individually or in the aggregate, would not have a Material Adverse Effect), including without limitation, all properties reflected in the Borrower’s most recent consolidated financial statements provided to the Lenders as described in Section 4.4 or delivered pursuant to Section 5.1, as the case may be (but excluding any such assets sold in the ordinary course of business, or as otherwise expressly permitted by Section 7.6 of this Agreement or consented to in writing by the Required Lenders, subsequent to the date of such financial statements), and none of such properties is subject to any Lien except as permitted by Section 7.2.

(b)  Each of the Borrower and its Subsidiary Loan Parties owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiary Loan Parties does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.12.    Disclosure.    The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of the Subsidiary Loan Parties is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

SECTION 4.13.    Labor Relations.    There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of the Subsidiary Loan Parties, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of the Subsidiary Loan Parties, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of the Subsidiary Loan Parties, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of the Subsidiary Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.14.    Subordination of Subordinated Debt.    This Agreement, and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute “Senior Indebtedness” within the meaning of the Indenture; and the Revolving Loans and all other Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement, the Notes and all other Loan Documents, and all amendments, modifications, extensions, renewals, refundings or refinancings of any of the foregoing constitute “Senior Indebtedness” of the Borrower within the meaning of the Indenture, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” pursuant to the Indenture.

SECTION 4.15.    Subsidiaries.    Schedule 4.15 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 4.16.    Insolvency.    After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

SECTION 5.1.    Financial Statements and Other Information.    The Borrower will deliver to the Administrative Agent and each Lender:

(a)  as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)  as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous Fiscal Year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.10 and Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  within five (5) Business Days after the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)  promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

SECTION 5.2.    Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default or Event of Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)  the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(f)  Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3.    Existence; Conduct of Business.    The Borrower shall at all times maintain its existence as a corporation in the jurisdiction of its incorporation. The Borrower shall cause each of its Operating Subsidiaries to maintain its legal existence, and carry on its business in substantially the same industry as such business shall be carried on the date of the first Borrowing hereunder; provided, that (i) the Borrower may dissolve Subsidiaries from time to time if (x) the Board of Directors of such Subsidiary has determined that such dissolution is desirable, and (y) such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, and (ii) the Borrower or any Subsidiary may eliminate or discontinue a business line or consummate an Asset Sale pursuant to Section 7.6(a); provided, further, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

SECTION 5.4.    Compliance with Laws, Etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.    Payment of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.6.    Books and Records.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

SECTION 5.7.    Visitation, Inspection, Etc.    The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

SECTION 5.8.    Maintenance of Properties; Insurance.    The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.9.    Use of Proceeds and Letters of Credit.    The Borrower will use the proceeds of all Loans to refinance existing debt on the Closing Date and thereafter to finance working capital needs, acquisitions contemplated under Section 7.4, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

SECTION 5.10.    Additional Material Subsidiaries.    (a)  If any Domestic Operating Subsidiary of the Borrower, whether now existing or hereafter organized or acquired, has consolidated revenue or assets in any fiscal quarter that exceeds the Single Subsidiary Threshold, then the Borrower shall cause such Domestic Operating Subsidiary to become an additional Subsidiary Guarantor, as provided in this Section 5.10, within 30 days after delivery of the financial statements required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, with respect to such fiscal quarter; provided, however, that in those instances where as a result of an Acquisition, or as a result of the sale, contribution, or other transfer of assets to a Subsidiary of the Borrower, the consolidated revenue or assets of the resulting Domestic Operating Subsidiary is projected (on a pro forma basis) by the Borrower to exceed the Single Subsidiary Threshold during the current or the immediately succeeding fiscal quarter of the Borrower, and such Domestic Operating Subsidiary is not then a Subsidiary Guarantor, the Borrower shall cause such Domestic Operating Subsidiary to become an additional Subsidiary Guarantor, as provided in this Section 5.10, within 30 days after the date of such Acquisition, sale, contribution or other transfer of assets.

(b)  If any First Tier Non-U.S. Operating Subsidiary, whether now existing or hereafter organized or acquired, has consolidated revenue or assets in any fiscal quarter that exceeds the Single Subsidiary Threshold, then the Borrower shall cause the Applicable Pledge Amount of the Capital Stock of such First Tier Non-U.S. Operating Subsidiary to be pledged to the Administrative Agent, for the ratable benefit of the Lenders, the Swingline Lender, the Issuing Bank, and the Administrative Agent, pursuant to a Pledge Agreement as provided in this Section 5.10, within 30 days after delivery of the financial statements required to be delivered pursuant to Section 5.1(a) or (b), as the case may be, with respect to such fiscal quarter; provided, however, that in those instances where as a result of an Acquisition, or as a result of the sale, contribution, or other transfer of assets to a Subsidiary of the Borrower, the consolidated revenue or assets of the resulting First Tier Non-U.S. Operating Subsidiary is projected (on a pro forma basis) by the Borrower to exceed the Single Subsidiary Threshold during the current or the immediately succeeding fiscal quarter of the Borrower, and none of the Capital Stock of such First Tier Non-U.S. Operating Subsidiary is then pledged to the Administrative Agent pursuant to a Pledge Agreement, then the Borrower shall cause the Applicable Pledge Amount of the Capital Stock of such First Tier Non-U.S. Operating Subsidiary to be so pledged to the Administrative Agent pursuant to a Pledge Agreement as provided in this Section 5.10, within 30 days after the date of such Acquisition, sale, contribution or other transfer of assets.

(c)  If for any fiscal quarter of the Borrower, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and those Domestic Operating Subsidiaries that are then Subsidiary Guarantors, and those First Tier Non-U.S. Operating Subsidiaries whose Capital Stock has been pledged to the Administrative Agent pursuant to a Pledge Agreement, are less than the Aggregate Subsidiary Threshold, then the Borrower shall cause one or more other Domestic Operating Subsidiaries to become additional Subsidiary Guarantors, as provided in this Section 5.10, and/or shall cause the Applicable Pledge Amount of Capital Stock of one or more other First Tier Non-U.S. Operating Subsidiaries to be pledged to the Administrative Agent pursuant to a Pledge Agreement, within 30 days after delivery of the financial statements required to be delivered pursuant to Section 5.1 (a) or (b), as the case may be, with respect to such fiscal quarter, so that after including the revenue or assets of any such additional Subsidiary Guarantors and First Tier Non-U.S. Operating Subsidiaries, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Guarantors and First Tier Non-U.S. Operating Subsidiaries would equal or exceed the Aggregate Subsidiary Threshold for such fiscal quarter; provided, however, that in those instances where as a result of an Acquisition, or as a result of the sale, contribution, or other transfer of assets to a Subsidiary of the Borrower, or as a result of the sale or other disposition of assets by the Borrower or any Subsidiary (including the sale or other disposition of the Capital Stock of any Subsidiary), the aggregate revenue or assets (on a non-consolidated basis) of the Borrower, those Domestic Operating Subsidiaries that are then Subsidiary Guarantors, and those First Tier Non-U.S. Operating Subsidiaries whose Capital Stock has been pledged to the Administrative Agent pursuant to a Pledge Agreement, are projected (on a pro forma basis) by the Borrower to be less than the Aggregate Subsidiary Threshold during the current or the immediately succeeding fiscal quarter of the Borrower, then the Borrower shall cause one or more other Domestic Operating Subsidiaries to become additional Subsidiary Guarantors, as provided in this Section 5.10, and/or shall cause the Applicable Pledge Amount of the Capital Stock of one or more other First Tier Non-U.S. Operating Subsidiaries to be pledged to the Administrative Agent pursuant to a Pledge Agreement, within 30 days after the date of such Acquisition, sale, contribution or other transfer or disposition, so that after including the revenue or assets of any such additional Subsidiary Guarantors and First Tier Non-U.S. Operating Subsidiaries, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Guarantors and First Tier Non-U.S. Operating Subsidiaries for such fiscal quarter would equal or exceed the Aggregate Subsidiary Threshold.

(d)  The Borrower may elect at any time to have a Domestic Operating Subsidiary become an additional Subsidiary Guarantor as provided in this Section 5.10.

(e)  Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrower shall (i) cause all of its Domestic Operating Subsidiaries to become additional Subsidiary Guarantors, as provided in this Section 5.10, within 30 days after the Borrower’s receipt of written confirmation of such direction from the Administrative Agent, and (ii) cause the Applicable Pledge Amount of the Capital Stock of all First Tier Non-U.S. Subsidiaries to be pledged to the Administrative Agent pursuant to a Pledge Agreement, as provided in this Section 5.10, within 30 days after the Borrower’s receipt of written confirmation of such direction from the Administrative Agent.

(f)  A Domestic Operating Subsidiary shall become an additional Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guarantee Supplement and a Indemnity, Subrogation and Contribution Agreement Supplement, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Domestic Operating Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(viii), and (iii) such other documents as the Administrative Agent may reasonably request. No Domestic Operating Subsidiary that becomes a Subsidiary Guarantor shall thereafter cease to be a Subsidiary Guarantor or be entitled to be released or discharged from its obligations under the Subsidiary Guarantee or Indemnity, Subrogation and Contribution Agreement, except in connection with a sale of such Subsidiary Guarantor’s Capital Stock or Assets pursuant to Section 7.6, a merger consolidation or other fundamental change with respect to such Subsidiary Guarantor described in Section 7.3 or otherwise expressly permitted pursuant to Sections 5.3, 7.3 or 7.6 of this Agreement or consented to in writing by all of the Lenders.

(g)  The Capital Stock of a First Tier Non-U.S. Operating Subsidiary shall be pledged to the Administrative Agent by the execution and delivery to the Administrative Agent of a Pledge Agreement, accompanied by (i) all certificates representing such Capital Stock, instruments of transfer and stock powers endorsed in blank, and Uniform Commercial Code financing statements in appropriate form in respect thereof, and (ii) such other documents as the Administrative Agent may reasonably request (including, without limitation, certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the Board of Directors of the holders of such Capital Stock, and opinions of counsel comparable to those delivered pursuant to Section 3.1(viii)). The Capital Stock of a First Tier Non-U.S. Operating Subsidiary that has been pledged to the Administrative Agent pursuant to a Pledge Agreement shall not be entitled thereafter to be released from such Pledge Agreement, except in connection with a sale of such Capital Stock or such First Tier Non-U.S. Operating Subsidiary’s Assets pursuant to Section 7.6, a merger, consolidation or other fundamental change with respect to such Subsidiary Guarantor described in Section 7.3 or otherwise expressly permitted pursuant to Sections 5.3, 7.3 or 7.6 of this Agreement or consented to in writing by all of the Lenders.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

SECTION 6.1.    Leverage Ratio.    The Borrower and its Subsidiaries will have, as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending May 31, 2002 and on each fiscal quarter thereafter, a Leverage Ratio of not greater than 2.50:1.00.

SECTION 6.2.    Fixed Charge Coverage Ratio.    The Borrower and its Subsidiaries will have, as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending May 31, 2002 and on each fiscal quarter thereafter, a Fixed Charge Coverage Ratio of not less than 3.00:1.00.

SECTION 6.3.    Minimum Consolidated Net Worth.    The Borrower and its Subsidiaries will maintain a Consolidated Net Worth in an amount equal to (i) $207,420,000, plus (ii) 50% of Consolidated Net Income on a cumulative basis for all preceding fiscal quarters of the Borrower, commencing with the fiscal quarter ending August 31, 2001, plus (iii) 100% of the net proceeds from any equity offering, calculated quarterly on the last day of each fiscal quarter, plus (iv) 100% of the increase to Consolidated Net Worth resulting from the conversion of any debt of the Borrower into equity (including, without limitation, the conversion of the Convertible Notes into common stock of the Borrower); provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter.

SECTION 6.4.    Capital Expenditures.    The Borrower and its Subsidiaries may make Capital Expenditures during any Fiscal Year in an amount not to exceed (i) $37,000,000 for the Fiscal Year ending May 30, 2003; (ii) $40,000,000 for the Fiscal Year ending May 31, 2004; and (iii) $45,000,000 for the Fiscal Year ending May 31, 2005; provided, however, commencing with the Fiscal Year ending May 30, 2003, if the actual aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during any Fiscal Year (the “Current CapEx”) is less than the respective limit specified above for such Fiscal Year (the “Specified CapEx”), then the applicable limit for the immediately succeeding Fiscal Year shall be increased by an amount equal to the difference between the Current CapEx and the Specified CapEx (the “Carryover Amount”). For purposes of this Section 6.4 Capital Expenditures made by the Borrower in any Fiscal Year shall be deemed to be made first with Specified CapEx for such Fiscal Year, then, from the Carryover Amount, if any.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

SECTION 7.1.    Indebtedness.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness created pursuant to the Loan Documents;

(b)  Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness which net of financing fees do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets if secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;

(d)  Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)  Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness or other obligations of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)  Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $10,000,000 outstanding at any time;

(g)  Indebtedness created pursuant to the Subordinated Debt Documents, together with any extensions, renewals or refinancings of such Indebtedness, and other, additional unsecured Indebtedness of Borrower and its Subsidiaries created subsequent hereto which is subordinated, in right of payment and claim, to the rights and claims of the Lenders hereunder in respect of the Obligations on terms not less favorable to the Lenders than those set forth in Subordinated Debt Documents as in effect on the date hereof, provided that the aggregate principal amount of all Indebtedness permitted to exist under this subsection (g), inclusive of the Indebtedness created pursuant to the Subordinated Debt Documents, shall not exceed $200,000,000 outstanding at any time;

(h)  Hedging Obligations permitted by Section 7.10; and

(i)  other unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

SECTION 7.2.    Negative Pledge.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)  Permitted Encumbrances;

(b)  any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)  purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 120 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d)  any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(e)  extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)  Liens securing Indebtedness permitted under Section 7.1(e); and

(g)  Liens not otherwise permitted by the foregoing paragraphs of this Section securing Indebtedness, otherwise permitted pursuant to Section 7.2, in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

SECTION	7.3. Fundamental Changes.

(a)  The Borrower will not, and will not permit any Operating Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Operating Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person or such other Subsidiary becomes a Subsidiary Loan Party pursuant to Section 5.10, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary or, if such transaction is permitted by Section 7.6, to another Person and (iv) any Subsidiary (other than a Subsidiary Loan Party, unless such Subsidiary Loan Party is no longer an Operating Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

SECTION 7.4.    Investments, Loans, Etc.    (a)  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except (provided such Investments do not violate Section 7.4(b)):

(i)  Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(ii)  absent the existence of a Default or Event of Default, Permitted Investments;

(iii)  Investments made by the Borrower in or to any Subsidiary Loan Party and by any Subsidiary Loan Party to the Borrower or in or to another Subsidiary Loan Party

(including, without limitation, any Person becoming a Subsidiary as a result of such Investment pursuant to an Acquisition otherwise permitted pursuant to Section 7.4(i));

(iv)  capital contributions of assets as permitted by Section 7.6(a);

(v)  Investments made pursuant to an Acquisition otherwise permitted pursuant to Section 7.4(b);

(vi)  (A)  loans or advances (other than travel advances described in clause (D) below) to employees not exceeding $1,000,000 in aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Closing Date, (B) deposits required by government agencies or public utilities, (C) loans or advances by the Borrower to its Operating Subsidiaries or by such Operating Subsidiaries to the Borrower or other Operating Subsidiaries, (D) Guarantees permitted pursuant to Section 7.1(e), (E) travel advances to employees not exceeding $500,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Closing Date, and (F) loans or advances representing Investments as described in Schedule 7.4; provided that after giving effect to the making of any loans, advances or deposits permitted by clauses (A) through (E) of this Section, no Default or Event of Default shall be in existence (which has not been specifically waived in writing pursuant to Section 10.2);

(vii)  Hedging Obligations permitted by Section 7.10; and

(viii)  Other Investments not described in the preceding clauses (i) through (vii) made in an aggregate amount during any period of four consecutive fiscal quarters not to exceed 5% of the Borrower’s Consolidated Net Worth as of the end of the most recent fiscal quarter; and

(b) Without the prior written consent of the Required Lenders, the Borrower will not, nor will it permit any of its Subsidiaries to, acquire, whether directly or through the purchase of stock, convertible notes or otherwise, effect an Acquisition, or otherwise acquire any assets, other than (A) the Investments permitted by Section 7.4(a), (B) the assets of one of its Subsidiaries, or (C) fixed assets (which fixed assets do not constitute all or substantially all of the assets of the Person from whom such assets are acquired), unless, in each case (i) such Acquisition is of a business which is similar (as to product sold or service rendered) to the Borrower’s or any relevant Subsidiary’s, (ii) such Acquisition is made upon a negotiated basis with the approval of the board of directors of the Person to be acquired, or of the percentage of ownership interests required by the charter documents of such Person to approve any such Acquisition, (iii) the total amount of cash consideration paid, and Indebtedness assumed or otherwise becoming part of Consolidated Total Debt (x) in such Acquisition shall not exceed $50,000,000, and (y) in such Acquisition, together with the aggregate amount of such cash consideration and Indebtedness in respect of all other Acquisitions made during the then-current Fiscal Year (or, in the case of the Borrower’s 2002 Fiscal Year, the period from the Closing Date through the end of such 2002 Fiscal Year) shall not exceed $75,000,000, (iv) the then-current market value of all Capital Stock of the Borrower given as consideration in such Acquisition, if any, together with the aggregate value of all such Capital Stock given in respect of all other Acquisitions made during the then-current Fiscal Year, if any (or, in the case of the Borrower’s 2002 Fiscal Year, the period from the Closing Date through the end of such 2002 Fiscal Year) shall not exceed $75,000,000, and (v) no Default or Event of Default shall be in existence or be caused thereby which has not been specifically waived in writing pursuant to Section 10.2 (and, if requested by the Administrative Agent, the Borrower has provided to the Administrative Agent a certificate to such effect, with supporting calculations of the financial covenants set forth in Sections 6.1 and 6.2 on a pro forma basis for the most recent four fiscal quarters of the Borrower for which financial statements (annual or quarterly) are available after giving effect to such Acquisition as of the first day of such period, and the financial covenant set forth in Section 6.3 on a pro forma basis as of the end of the most recent fiscal quarter of the Borrower for which financial statements (annual or quarterly) are available after giving effect to such Acquisition as of the end of such fiscal quarter); provided, notwithstanding the foregoing, the Borrower shall in no case be allowed to effect more than four Acquisitions during any Fiscal Year.

SECTION 7.5.    Restricted Payments.    The Borrower will not declare or make any Restricted Payment if, after giving effect thereto, (i) the aggregate of all Restricted Payments declared or made in any period of four consecutive fiscal quarters exceeds $10,000,000; or (ii) any Default or Event of Default shall be in existence (which has not been specifically waived in writing pursuant to Section 10.2) either immediately preceding or succeeding the making or declaration of any such Restricted Payment.

SECTION 7.6.    Sale of Assets.    The Borrower will not, nor will it permit any of its Subsidiaries to effect any Asset Sale to, any other Person, or discontinue or eliminate any Operating Subsidiary or business segment, provided that (A) the Borrower and its Subsidiaries may eliminate or discontinue business lines and segments from time to time if (i) such action has been approved by the Board of Directors of the Borrower or such Subsidiary, and (ii) such elimination or discontinuance will not jeopardize the Borrower’s or any Subsidiary Guarantor’s ability to perform under any of the Loan Documents, and (B) so long as no Default or Event of Default shall be in existence either immediately prior to or following any asset disposition, the Borrower and its respective Subsidiaries may effect any Asset Sale, including any Asset Sale resulting in the sale of all or substantially all of the assets of a Subsidiary, so long as the value of the assets sold (measured at the higher of book value or the total sale price for such assets) pursuant to all such Asset Sales during any period of four consecutive fiscal quarters does not exceed $25,000,000.

SECTION 7.7.    Transactions with Affiliates.    Except for those agreements more particularly described on Schedule 7.7, neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Guarantor), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 7.8.    Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any

Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document or any other document evidencing Indebtedness in existence on the Closing Date and any refinancing thereof permitted herein provided that the restrictions contained in the agreements governing such refinanced Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) the foregoing shall not apply to any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower and its Subsidiaries (except to the extent such Indebtedness was incurred or such Capital Stock was issued or its terms amended in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the property or assets of the Person, so acquired and (v) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.9.    Sale and Leaseback Transactions.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 7.10.    Hedging Transactions.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Obligations entered into in the ordinary course of business to hedge or mitigate risks.

SECTION 7.11.    Amendment to Material Documents.    The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents, and (b) the Convertible Notes.

SECTION 7.12.    Subordinated Indebtedness.    (a)  The Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value the Convertible Notes, or (ii) make any principal, interest or other payments on the Convertible Notes that is not expressly permitted by the subordination provisions of the Indenture.

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of the Convertible Notes or the Indenture if the effect of such amendment, modification or waiver is to (i) increase the interest rate on the Convertible Notes or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of the Convertible Notes or the Indenture or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders; provided, however, the Borrower may enter into any extensions, renewals and replacements of the Convertible Notes or the Indenture which (x) net of financing fees and expenses do not increase the outstanding principal amount thereof in excess of $200,000,000 (immediately prior to giving effect to such extension, renewal or replacement), (y) shorten the maturity or the weighted average life thereof, or (z) alter the redemption, prepayment or subordination provisions thereof.

SECTION 7.13.    Accounting Changes.    The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any Subsidiary, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1.    Events of Default.    If any of the following events (each an “Event of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan

Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)  the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2 or 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

(e)  any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)  any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Convertible Notes or any Subordinated Debt Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the Indenture, or all or any part of the Convertible Notes is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

(g)  the Borrower or any Subsidiary Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on the Convertible Notes or any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)  the Borrower or any Subsidiary Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)  the Borrower or any Subsidiary Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(l)  any judgment or order for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary Loan Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)  any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)  a Change in Control shall occur or exist; or

(o)  (i)  any provision of any Subsidiary Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guarantee Agreement, except as otherwise permitted by this Agreement, or (ii) any provision of the Subordination Agreement shall for any reason cease to be valid and binding on, or enforceable against, the Subordinated Noteholders, or the Subordinated Noteholders shall so state in writing, or the Subordinated Noteholders shall seek to terminate the Subordination Agreement;

(p)  any Event of Default shall occur under any other Loan Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event,

the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1.    Appointment of Administrative Agent.    (a)  Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

SECTION 9.2.    Nature of Duties of Administrative Agent.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative

Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

SECTION 9.3.    Lack of Reliance on the Administrative Agent.    Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 9.4.    Certain Rights of the Administrative Agent.    If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

SECTION 9.5.    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

SECTION 9.6.    The Administrative Agent in its Individual Capacity.    The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

SECTION 9.7.    Successor Administrative Agent.

(a)  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

SECTION 9.8.    Authorization to Execute other Loan Documents.    Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.    Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Randy Hutto Chief Financial Officer NDCHealth Corporation National Data Plaza Atlanta, GA 30329-2010 Telecopy Number: 404-728-3780

With a copy to (other than Notices of Borrowing)	Patricia Wilson General Counsel NDC Health Corporation National Data Plaza Atlanta, GA 30329-2010 Telecopy Number: 404-728-3180

To the Administrative Agent: or Swingline Lender	SunTrust Bank 303 Peachtree Street, N. E. Atlanta, Georgia 30308 Attention: Robert Massenburg Telecopy Number: 404-658-4843

With a copy to: (for Notices of Borrowing)	Libby Mansfield (all lending notices) Assistant Vice President SunTrust Robinson Humphrey Capital Markets 303 Peachtree Street NE, 25th Floor Atlanta, GA 30308 Telecopy Number: 404-658-4906

With a copy to: (for all notices other than Notices of Borrowing)	SunTrust Robinson Humphrey Capital Markets 303 Peachtree Street, N. E./ 24th Floor Atlanta, Georgia 30308 Attention: Jay White Telecopy Number: 404-827-6502

To the Issuing Bank:	SunTrust Bank 25 Park Place, N. E./Mail Code 3706 Atlanta, Georgia 30303 Attention: Michael E. Sullivan Telecopy Number: (404) 588-8129

To any other Lender:	the address set forth in the Administrative Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent under Article 2 shall not be effective until actually received at its address specified in this Section 10.1.

(b)  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

SECTION 10.2.    Waiver; Amendments.

(a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)  No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender or; provided, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person. Any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (d) below.

SECTION 10.3.    Expenses; Indemnification.

(a)  The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (“Claims and Expenses”), which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of the following (each, an “Indemnity Proceeding”) (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment or to the extent that such losses relate to a claim made by an Indemnitee hereunder arising from any cause of action pursued by the Borrower against such Indemnitee where the Borrower alleged that the Indemnitee breached its obligations under the Loan Documents and a court having competent jurisdiction shall have determined by final judgment (not subject to appeal) that the Indemnitee breached its obligations to the Borrower under the Loan Documents.

(c)  The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)  To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses ( a ), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)  All amounts due under this Section shall be payable promptly after written demand therefor.

(g)  If the Borrower is required to indemnify an Indemnitee pursuant hereto and have provided evidence reasonably satisfactory to such Indemnitee that the Borrower has the financial wherewithal to reimburse such Indemnitee for any amount paid by such Indemnitee with respect to such Indemnity Proceeding, such Indemnitee shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(h)  If a claim is to be made by an Indemnitee under this Section, the Indemnitee shall give written notice to the Borrower promptly after the Indemnitee receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought; provided, that, the failure to give such prompt notice shall not decrease the Claims and Expenses payable by the Borrower, except to the extent that such failure has caused the Borrower to forfeit any substantive right of a material nature. If requested by the Borrower in writing, and so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower has acknowledged in writing to the Indemnitee that the Borrower shall be obligated under the terms of its indemnity hereunder in connection with such Indemnity Proceeding (subject to the exclusion of any losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnitee), the Borrower may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds. If any lawsuit or enforcement action is filed against any Indemnitee entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will not relieve the Borrower from liability hereunder. After such notice, the Borrower shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of their own choice reasonably acceptable to the Indemnitee to handle and defend the same, at the Borrower’s cost, risk and expense; provided however, that the Borrower and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the Borrower would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnitee, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnitee and Borrower, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Borrower, (iii) the Borrower fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, or (iv) an Event of Default shall occur and be continuing, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the fees and disbursements of such counsel; provided, however that each Indemnitee shall, in connection with any matter covered by this Section which also involves other Indemnified Parties, use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. Should the Borrower be entitled to conduct the defense of any Indemnity Proceeding pursuant to the terms of this Section, the Indemnitee shall cooperate (with all Claims and Expenses associated therewith to be paid by the Borrower) in all reasonable respects with the Borrower and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnitee may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

(i)  The Administrative Agent, Issuing Bank, Swingline Lender and each Lender agree that in the event that any Indemnity Proceeding is asserted or threatened in writing or instituted against it or any other party entitled to indemnification hereunder, the Administrative Agent, Issuing Bank, Swingline Lender or such Lender shall promptly notify the Borrower thereof in writing and agree, to the extent appropriate, to consult with the Borrower with a view to minimizing the cost to the Borrower of its obligations under this Section; provided that the failure to so notify the Borrower will not relieve the Borrower from liability hereunder except to the extent such failure has caused the Borrower to forfeit any substantive right of a material nature.

SECTION 10.4.    Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of any assignment of a Revolving Loan or reimbursement obligation of outstanding Letters of Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Bank or the Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Swingline Bank, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e)  A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.

(f)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)  This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the

Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 10.6.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.7.    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing

Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.8.    Counterparts; Integration.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

SECTION 10.9.    Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.20, 2.21, 2.22, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

SECTION 10.10.    Severability.    Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.11.    Confidentiality.    Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related

Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

SECTION 10.12.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.13.    Waiver of Effect of Corporate Seal.    The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.

NDCHEALTH CORPORATION
as Borrower

By:
    Name:
    Title:

[SEAL]

SUNTRUST BANK
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By
    Name:
    Title:

Revolving Commitment:

$23,000,000

BANK OF AMERICA, N.A., as Syndication Agent

By
    Name:
    Title:

Revolving Commitment:

$22,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION, as
    Co-Documentation Agent

By
    Name:
    Title:

Revolving Commitment:

$22,000,000

U.S. BANK, NATIONAL ASSOCIATION, as
    Co-Documentation Agent

By
    Name:
    Title:

Revolving Commitment:

$22,000,000

LASALLE BANK, N.A., as a Lender

By
    Name:
    Title:

Revolving Commitment:

$18,000,000

KEY CORPORATE CAPITAL, INC., as a Lender

By
    Name:
    Title:

Revolving Commitment:

$18,000,000

REGIONS BANK, as a Lender

By
    Name:
    Title:

Revolving Commitment:

$15,000,000

COMERICA BANK, as a Lender

By
    Name:
    Title:

Revolving Commitment:

$10,000,000

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Percentage for Letter of Credit Fees

I	Less than 1.00:1.00	1.375% p.a.	0.375% p.a.	0.25% p.a.	1.375% p.a.

II	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	1.625% p.a.	0.625% p.a.	0.375% p.a.	1.625% p.a.

III	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.75% p.a.	0.75% p.a.	0.375% p.a.	1.75% p.a.

IV	Greater than or equal to 2.0:1.0	2.00% p.a.	1.00% p.a.	0.50% p.a.	2.00% p.a.

Schedule I-2

SCHEDULE 4.14

SUBSIDIARIES

SCHEDULE 7.1

EXISTING INDEBTEDNESS

SCHEDULE 7.2

EXISTING LIENS

SCHEDULE 7.4

EXISTING INVESTMENTS

Exhibit 3.1(b)(vii)